Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related prospectus of McCormick & Company, Incorporated and subsidiaries for the registration of 500,000 shares of Common Stock and to the incorporation by reference therein of our reports dated January 27, 2011, with respect to the consolidated financial statements of McCormick & Company, Incorporated and subsidiaries and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, incorporated by reference in its Annual Report (Form 10-K) for the year ended November 30, 2010, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

November 23, 2011